Exhibit 10.1
AMENDMENT TO
EMPLOYMENT AGREEMENT
     This Amendment to the June 1, 1998 Employment Agreement between Jafra Cosmetics International, Inc, a Delaware corporation (“Company”), and Ron Clark (“Executive”) (the “Amendment”) is made as of March 24, 2005, by and among Company and Executive.
     Company and Executive agree as follows:
     1. Amendment to Section 2(a): Term of Employment. Section 2(a) of the Employment Agreement is hereby amended to read as follows”
Unless Executive’s employment shall sooner terminate pursuant to Section 7 of the Agreement, Company shall employ Executive for a term commencing on May 28, 2004 (the “Commencement Date”) and ending on June 30, 2006. The period commencing on the Commencement Date and ending on the earlier of (i) the effective date of any termination of Executive’s employment pursuant to Section 7 and (ii) June 30, 2006 shall be referred to as the “Employment Period.”
     2. Amendment to Section 2, to add Section 2(c).
Upon conclusion of the Employment Period, unless Executive’s employment is terminated pursuant to Section 7, Company agrees that Executive shall be retained by Company or a related entity as a consultant to provide consulting services (the “Services”) to the Board and management of Company or the related entity. In performing the Services, Executive shall be an independent contractor and not the employee or agent of Company. Executive and the Company anticipate that the terms and conditions of the Consulting Agreement will be negotiated and agreed to by the parties on or before September 30, 2005. The parties anticipate that the Consulting Agreement generally will be in the form attached as Exhibit A to this Amendment.
     3. Amendment to Section 4(b), (c) and (d). These Sections are deleted.
     4. Entire Agreement. This Agreement (including the Exhibits), together with the Employment Agreement, constitutes the entire agreement among the parties. Except as expressly amended in this Amendment, the Employment Agreement shall remain in full force and effect. Capitalized terms used in this Amendment but not otherwise defined shall have the same meaning as set forth in the Employment Agreement. All prior correspondence and proposals (including but not limited to summaries of proposed terms and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person)) are merged and superseded by this Amendment.

     5. Governing Law. This Amendment shall be governed by and, construed in accordance with the laws of California without giving effect to principles of conflicts of law.
     6. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have executive this Amendment to the Employment Agreement as of the first date written above.

Jafra Worldwide Holdings s.á.R.L. S.A. (Luxemburg) for and on behalf of JAFRA COSMETICS INTERNATIONAL, INC.
By:	/s/ Dr. Joerg Mittelsten Scheid
Dr. Joerg Mittelsten Scheid

By:	/s/ Wolfgang Bahlmann
Wolfgang Bahlmann

Executive:
/s/ Ron Clark
Name:	Ron Clark